Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Smart Sand, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) Rule 457(h)	3,900,000(1)	$1.64(2)	$6,396,000.00	0.0001102	$704.84
Total Offering Amounts					$6,396,000.00
Total Fee Offsets
Net Fee Due							$704.84

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split, stock dividend or other similar transaction while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of Common Stock.
(2) Estimated solely in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Stock Market on February 23, 2023.